                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /x/  Soliciting Material Pursuant to Section 240.14a-12

                   COMPUTER ASSOCIATES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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                                EXPLANATORY NOTE

         Computer Associates International, Inc., a Delaware corporation ("Computer Associates"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on June 28, 2002 in connection with the solicitation of proxies for electing the Board of Directors of Computer Associates at the 2002 annual meeting of Computer Associates' stockholders.

                                     # # #

                                 CA SPOTLIGHT
                     SANJAY KUMAR WEB ADDRESS JUNE 27, 2002

         Hi. Welcome. Thanks for taking a few minutes to join me today. Yesterday evening which would be Wednesday evening we learned from the news media that Sam Wyly and Ranger Governance intend to once again, just like last summer, launch a proxy battle for seats on our Company's board by intending to replace 5 existing CA directors and replacing them with 5 of Sam Wyly's nominees for directors of the Company. And his plan apparently is after that to replace the management team in the Company. This is very reminiscent of the same rhetoric that Mr. Wyly and Ranger Governance talked about last year. We have seen his official press release this morning. We've seen the preliminary proxy that he has filed this morning and they contain really no new information. Mr. Wyly I believe misleads people with the facts, doesn't openly talk about what the real issues are and portrays our financials in a very negative light. As you would expect him to do as he did just last year, the same thing last year. For example, Mr. Wyly and Ranger Governance talk about substantial decline in CA's revenues and no where do they mention the 3.2 billion of deferred revenue that we put together literally in a year and a half since the new business model. They don't talk about the fact that our business has done very well despite difficult economic conditions. They don't talk about the fact that in 2001 according to THE WALL STREET JOURNAL in an article that they published in early January, we were the fourth best performing large cap stock of all stocks in the world. And unfortunately we have been under a cloud of these inquiries, which as I have reported to you before, we are working very hard to cooperate and we believe that the accounting company has been proper and we believe we will be vindicated. But we think Mr. Wyly and Ranger Governance are using that opportunity to try to beat us at a time when the economy is very difficult and all companies are having very difficult times. My purpose of the video this morning is to let you know kind of what's going on, let you know what we know. Mr. Wyly's nominees are all related and connected to him in some way. They are all connected you know in a small Texas community. They are all, three of the nominees are the same nominees as last year. Two of the other nominees are new this year. One of them I know for example used to be on the board of directors of Legent I believe. So one of his new nominees obviously has a strong bias against CA because Legent, as you all know wasn't successful in competing with CA and ultimately had to cave and sell to CA. So we intend to come out and speak the facts. We will in due course file our proxy and obviously oppose Mr. Wyly's nominees for the Board because we think, just like you know what people have told us, we think he is going out to damage the company. The fact that he is coming out in the last couple of days of June, just like he did to try to disrupt us in late March, is indicative of all the things that he is looking to do which are contrary to growing the interests of shareholders, all of us, in the Company. So it is an unfortunate set of events, but again, speaks volumes to Mr.

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Wyly's motives and Ranger Governance's motives and we will again work very hard to defend the Company and to convince shareholders that we have all the right things going. And he has nothing new to say, literally nothing new to say.

         I would also point out that as we have reported on our web site already from a month or maybe two months ago now, Walter Haefner, our largest shareholder, has already written Mr. Wyly to express support for the Company and this management team and we are also very pleased that our user group presidents and the steering committee for user group presidents had written Mr. Wyly and Mr. Perkins a letter indicating their support for the Company for all of us all of you the great work that you do and the management team and indicating that he is simply out to destroy the company if he continues the kind of tactics he is going after. Which I think is really what he is after anyway, which is unfortunate.

         But most importantly what we need to continue to do here is to continue focus. I mean Mr. Wyly's announcement is obviously timed to attempt to do as much damage to the business as possible so he can say "ah ha, I told you so". But we need to prove him wrong once again. We've got to keep our heads down, keep focused on the business. We'll bring you regular updates. But I expect it will be much along the way of what happened last summer. We think more shareholders are more educated about the issues than ever before. We are proud of the fact that we've announced a number of new directors to board including the former chief accountant for the SEC, a leading governance expert from Harvard and my expectation is that as time goes by we'll have even additional new members on the board just like we have said before.

         So that's it for the update for today. I wanted to let you all know directly what the news was. I intend to let you know that the company intends to vigorously defend itself to go at and attack the vicious half truths that Mr. Wyly and Ranger Governance are out there spreading and we look forward to your support to continuing to try to hold the business together and do all the things that we've been doing in the last year, 2 years and for many, many years which are really terrific. And it's for you really that this is a great company. It's because of all the work that you all do. And I really appreciate your comments, your thoughts and your support and as always, if you have any comments, or anything like that, please feel free to get back to me and let me know. And on a regular basis I'll be in touch to give you updates along the way. Again, thanks for your time today.

                              IMPORTANT INFORMATION

We plan to file a proxy statement with the Securities and Exchange Commission relating to our solicitation of proxies from our stockholders with respect to our 2002 annual meeting of stockholders. WE ADVISE YOU TO READ THIS PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Our proxy statement and other relevant documents will be available for free at the Securities and Exchange Commission's Internet web site at www.sec.gov. You may also obtain a free copy of our proxy statement, when it becomes available, and other relevant documents by writing to us at One Computer Associates Plaza, Islandia, New York 11749, or by visiting our Internet web site at www.ca.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of


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proxies of our stockholders is available in the soliciting materials on Schedule
14A to be filed by us with the Securities and Exchange Commission on June 28, 2002.

                                     # # #

                       INFORMATION REGARDING PARTICIPANTS

         Computer Associates and the following persons may be deemed to be "participants" in Computer Associates' solicitation of proxies from Computer Associates' stockholders in connection with the election of the Board of Directors at the 2002 annual meeting of Computer Associates' stockholders: (a) the directors of Computer Associates (b) the following executive officers of Computer Associates: Ira H. Zar, Executive Vice President and Chief Financial Officer and (c) Robert Cirabisi, Vice President-Investor Relations.

         The interests of the foregoing individuals in this solicitation include their beneficial ownership of shares of Computer Associates Common Stock. Additional information, as of June 28, 2002, with respect to these items is set forth below.

                                                                 Shares of Computer Associates
                                                                 Common Stock Beneficially
Name                                                             Owned (1)                       Percent of Class
----                                                             ---------                       ----------------

Directors
---------
Russell M. Artzt                                                          2,292,808(2)(3)                 *
Alfonse M. D'Amato                                                           63,500(3)                    *
Willem F.P. de Vogel                                                         71,052(3)(4)                 *
Richard A. Grasso                                                            67,250(3)                    *
Shirley Strum Kenny                                                          14,000                       *
Sanjay Kumar                                                              1,746,636(2)(3)(5)              *
Jay W. Lorsch                                                                  ---                        *
Roel Pieper                                                                  33,500(3)                    *
Lewis S. Ranieri                                                             70,600                       *
Walter P. Schuetze                                                            2,500                       *
Charles B. Wang                                                          28,439,997(2)(3)(6)             4.8%

Executive Officers and Employees
--------------------------------
Ira H. Zar, Executive Vice President
and Chief Financial Officer                                                 911,553(2)(3)                 *
Robert Cirabisi, Vice President - Investor Relations                          6,515(2)(3)                 *

* Represents less than 1% of the outstanding Common Stock.

----------------

(1) As of June 28, 2002, shares are included in the table as "beneficially owned" if the person named has or shares the right to vote or direct the voting of, or the right to dispose or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily imply that the persons named receive the economic benefits of the shares so listed.


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(2)      Includes shares credited to Computer Associates' tax-qualified profit sharing 401(k) plan.

(3) Includes shares that may be acquired within 60 days of June 28, 2002 through the exercise of stock options.

(4)      Includes shares held by Mr. de Vogel's spouse.

(5) Includes (i) shares held in accounts for minor children for which Mr. Kumar serves as the custodian, (ii) shares owned by a non-profit foundation of which Mr. Kumar serves as the trustee, (iii) shares held in a trust for the benefit of descendants of Mr. Kumar of which Mr. Kumar's wife is a co-trustee, and accordingly shares voting and dispositive power, and (iv) shares in an account that may be used as collateral for certain lines of credit available to Mr. Kumar. Mr. Kumar disclaims beneficial ownership of the shares referenced in clauses (i), (ii) and (iii) of this note 5 above.

(6) Includes (i) shares held directly and as trustee for a minor by Mr. Wang's spouse, shares that may be acquired within 60 days of June 28, 2002 through the exercise of stock options held by Mr. Wang's spouse and shares credited to the account of Mr. Wang's spouse in Computer Associates' tax-qualified profit sharing 401(k) plan, (ii) shares owned by non-profit foundations of which Mr. Wang serves as a director, (iii) shares owned as trustee for Mr. Wang's minor children and (iv) shares that are pledged or deposited as collateral for available lines of credit and/or outstanding loans. Mr. Wang disclaims beneficial ownership of the shares referenced in clauses (i), (ii) and (iii) of this note 6 above.





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